EXHIBIT 99.1

                                                                            NEWS

From:     Blackhawk Bancorp, Inc.
          400 Broad Street, Beloit, WI 53511

Contact:  Todd J. James - Executive Vice President and Chief Financial Officer
          Phone: 608-299-3476,  FAX: 608-363-6186

FOR IMMEDIATE RELEASE

                   BLACKHAWK STATE BANK REACHES AGREEMENT TO
                   -----------------------------------------
                       SELL ROCHELLE AND OREGON BRANCHES
                       ---------------------------------

Beloit, WI - June 23, 2004 - Blackhawk State Bank, a wholly-owned subsidiary of Blackhawk Bancorp, Inc. (OTC:BKHB.OB), announced that it has reached a definitive agreement with The First National Bank and Trust Company of Rochelle, IL, to sell two branches located in the Illinois communities of Rochelle and Oregon. The two branches have approximately $35 million in combined deposits.

The transaction, which is subject to regulatory and other customary closing conditions, is expected to close in the fourth quarter of 2004. The purchase price will be determined at the time of closing based upon computations included in the agreement. The sale includes only the branch facilities and deposits, not loans.

In making the announcement, Blackhawk President and Chief Executive Officer R. Richard Bastian III indicated Blackhawk currently has no further plans to restructure its operations.

"Right now, it makes sense for us to maintain our focus and invest our resources where we have our greatest customer base--in the Stateline region of Rock, Winnebago and Boone counties.

"We are selling our Rochelle and Oregon branches because their location in Ogle County is outside this core geographic area along the I-90 corridor between Beloit and Belvidere," said Bastian.

"However, the Rochelle and Oregon markets are first-rate community markets and will be a much better strategic fit for their new owner," continued Bastian. "The First National Bank and Trust Company of Rochelle has a strong community banking philosophy, which will enable these branches to thrive and continue to serve customers with the high quality service that Blackhawk proudly provided."

Ronald C. Tilton, Chairman of the Board of Directors of The First National Bank and Trust Company of Rochelle, also expressed pleasure with the agreement to purchase these two branches.

"We are excited about the new opportunities this purchase will bring," said Tilton. "First National's focus on community involvement and local branch management make these two Blackhawk branches a natural fit for our organization. This acquisition will open a new market for us in nearby Oregon, IL and broaden our customer base in Rochelle.

"As First National has grown, dedication to our local markets has been our trademark," he continued. "This opportunity is consistent with our philosophy. As an employee-owned, locally managed community bank, we will be able to provide local support to continue development of close community and customer relationships along with state-of-the-art products and services.

"Current Blackhawk branch staff will be joining the First National family of employees which will allow us to continue Blackhawk's tradition of fine service. Branch customers will experience the same high quality service from the same high quality staff," said Tilton.

The First National Bank and Trust Company of Rochelle operates four offices in Ogle and Lee Counties and has $176 million in assets.

Blackhawk Bancorp, Inc., with total assets of approximately $419 million, is the parent company of Blackhawk State Bank, which currently operates eleven office locations in south central Wisconsin and north central Illinois. The stock of Blackhawk Bancorp, Inc. is publicly traded on the Over the Counter Market under the symbol BKHB.

When used in this communication, the words "believe", "expect," "anticipate," "plan," "estimate," "may," "will" or similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. The transaction and its timing remain subject to regulatory approvals and other conditions set forth in the agreement. Other factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.